Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

NEWPORT CORPORATION REPORTS

SECOND QUARTER AND FIRST HALF 2011 RESULTS

– Record Quarterly Orders of $143.7 Million –

– 16.6% Sales Growth Over First Half of 2010 –

– Increased Cash Balance to $214.2 Million –

Irvine, California – August 3, 2011 – Newport Corporation (NASDAQ: NEWP) today reported financial results for its second quarter and six months ended July 2, 2011. The company noted the following highlights regarding its second quarter results:

•	$143.7 million in new orders;

•	$130.1 million in net sales;

•	Net income of $13.9 million, or $0.36 per diluted share, when measured according to generally accepted accounting principles (GAAP);

•

Net income of $15.3 million, or $0.39 per diluted share, when measured on a non-GAAP basis excluding certain expenses related to recent acquisition activities and a gain resulting from the recovery of assets related to previously discontinued operations; and

•	An increase in its cash, cash equivalents and marketable securities balances by $17.8 million during the quarter, to $214.2 million.

Robert J. Phillippy, Newport’s President and Chief Executive Officer, stated, “Our sales in the second quarter were the second highest level we have achieved in any quarter in our history, and we continued to demonstrate excellent profit leverage, with solid gross margin, net income and earnings per diluted share. Our gross margin of 45.9% represented the second consecutive quarter we have exceeded our target of 45% and was approximately 250 basis points higher than our gross margin in the second quarter of 2010. In addition, we delivered a strong cash generation performance in the quarter, increasing our cash, cash equivalents and marketable securities balances to $214.2 million.”

Sales and Orders

Sales in the second quarter of 2011 were $130.1 million, an increase of 13.6% compared with the $114.6 million recorded in the second quarter of 2010. Sales for the first half of 2011 were $258.5 million, a 16.6% increase over the $221.8 million recorded in the first half of 2010.

New orders received in the second quarter of 2011 were $143.7 million, an increase of 14.5% compared with the $125.5 million received in the second quarter of 2010 and the highest quarterly level in the company’s history, resulting in a book-to-bill ratio of 1.10. First half orders were $273.4 million, an increase of 9.3% compared with the $250.2 million in orders received in the first half of 2010.

The company’s sales and orders by end market in the second quarter and first six months of 2011 were as follows:

(In thousands, except percentages, unaudited)	Three Months Ended		Six Months Ended		Percentage Change vs. Prior Year Period
					Second	First
	July 2,	July 3,	July 2,	July 3,	Quarter	Half
	2011	2010 ¹	2011	2010 ¹	2011	2011
Sales by End Market

Scientific research, aerospace and defense/security	$39,870	$39,128	$81,252	$79,787	1.9%	1.8%
Microelectronics	44,146	36,885	85,743	65,140	19.7%	31.6%
Life and health sciences	24,884	23,061	51,091	44,150	7.9%	15.7%
Industrial manufacturing and other	21,232	15,526	40,457	32,673	36.8%	23.8%

Total	$130,132	$114,600	$258,543	$221,750	13.6%	16.6%

Orders by End Market

Scientific research, aerospace and defense/security	$41,664	$36,411	$83,465	$75,254	14.4%	10.9%
Microelectronics	56,915	43,522	98,526	91,079	30.8%	8.2%
Life and health sciences	26,081	26,403	52,070	50,089	-1.2%	4.0%
Industrial manufacturing and other	19,037	19,213	39,358	33,760	-0.9%	16.6%

Total	$143,697	$125,549	$273,419	$250,182	14.5%	9.3%

Notes:

[1]	Certain prior period amounts have been reclassified to conform to the current period presentation.

The company noted the following points regarding its sales and orders results:

•

Sales increased in the second quarter of 2011 compared with the second quarter of 2010 across all of Newport’s end markets. This growth was led by significantly higher sales to customers in the company’s Industrial Manufacturing and Other end markets, and to semiconductor equipment customers, which are included in the company’s Microelectronics end market.

•

Orders were higher in the second quarter of 2011 compared with the second quarter of 2010, driven primarily by significant increases in orders from customers in the company’s Microelectronics and Scientific Research, Aerospace and Defense/Security end markets. The company noted that orders from customers in the Microelectronics end market included a $14.8 million order from a semiconductor original equipment manufacturing customer that is scheduled to ship over the next three years.

Net Income

Newport reported net income of $13.9 million, or $0.36 per diluted share, in the second quarter of 2011 when calculated in accordance with GAAP, compared with net income of $8.3 million, or $0.22 per diluted share, in the second quarter of 2010. Included in the current year period were acquisition-related costs of $2.0 million after tax, or $0.05 per diluted share, resulting primarily from the acquisitions announced by the company in July 2011, and a gain of $0.6 million after tax, or $0.02 per diluted share, associated with a recovery of amounts related to a previously divested business. Without these expenses and gain, the company would have recorded net income of $15.3 million, or $0.39 per diluted share. The prior year period included a loss on sale of assets and related costs of $0.7 million after tax, or $0.02 per diluted share, associated with the divestiture of Newport’s Hilger Crystals business. Without this expense, the company would have recorded net income in the second quarter of 2010 of $9.0 million, or $0.24 per diluted share. A reconciliation between the company’s net income and net income per diluted share calculated in accordance with GAAP and on a non-GAAP basis is provided following the statements of income included in this release. The company noted that its non-GAAP net income in the second quarter was 70% greater than its non-GAAP net income recorded in the second quarter of 2010, due primarily to the company’s higher sales level and continued strong operational execution in the 2011 period.

Update Regarding Pending Acquisitions and Financing

In July of 2011, the company announced that it had entered into agreements to acquire two companies, Ophir Optronics Ltd., headquartered in Jerusalem, Israel, and High Q Technologies GmbH, headquartered in Rankweil, Austria. On July 29, 2011, the company completed the acquisition of High Q Technologies and, accordingly, the results of High Q Technologies will be consolidated with Newport’s financial results beginning immediately following that date and for all future periods. The company is working with Ophir to fulfill the closing conditions for that acquisition, and remains confident that the transaction will close in the fourth quarter of 2011. Ophir’s financial results will be included with Newport’s results after the closing of the transaction.

The company noted that with its current cash, cash equivalents and marketable securities balances, plus the cash it expects to generate in the third quarter of 2011 and the commitment received in July 2011 for a $50 million revolving line of credit, it will have more than sufficient cash available to finance the Ophir acquisition. The company is currently considering long-term financing alternatives to provide additional cash to repay its $126.8 million of subordinated convertible notes due in February 2012, as well as surplus cash to execute its strategic plan.

Financial Outlook

Commenting on the company’s financial outlook, Mr. Phillippy stated, “Our results for the second quarter and first half of 2011 reflect the solid financial foundation we have established. We expect to continue to deliver strong financial results in the future, and expect those results to be augmented by the sales and profits of High Q Technologies and of Ophir Optronics after that transaction closes.”

Based on its current financial outlook including the addition of High Q Technologies, the company expects its sales in the third quarter of 2011 to be in the range of $131 million to $135 million, and expects its sales to increase sequentially in the fourth quarter of 2011, resulting in record sales of over $530 million for the full year of 2011. The company noted that this estimate does not include sales of Ophir Optronics, as the timing of closing that transaction, while expected to occur in the fourth quarter, remains uncertain.

Mr. Phillippy concluded, “We are confident that our strong and sustainable business model will continue to produce excellent financial and operating metrics in the second half of this year. In addition, while we cannot yet predict the amount of incremental sales and profit the

Ophir acquisition will provide us in the fourth quarter, we remain confident that both Ophir Optronics and High Q Technologies will be immediately accretive to Newport’s financial results after closing.”

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, aerospace and defense/security, microelectronics, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in photonics technologies, including lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical components and subsystems and precision automation, to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

Robert J. Phillippy, President and Chief Executive Officer, and Charles F. Cargile, Senior Vice President and Chief Financial Officer, will host an investor conference call today, August 3, 2011, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s results for the second quarter and first half of 2011 and its outlook for the remainder of 2011. The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors and www.earnings.com. The call also will be available to investors and analysts by dialing 800-289-0569 within the U.S. and Canada or 913-981-5540 from abroad.

The webcast will be archived on both websites and can be reached through the same links. A telephonic playback of the conference call will be available beginning at 8:00 p.m. Eastern time today, August 3, 2011, and will continue through 8:00 p.m. Eastern time on Wednesday, August 10, 2011. The replay can be accessed by calling 888-203-1112 within the U.S. and Canada and 719-457-0820 from abroad. The replay passcode is 7403700.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation statements regarding the expected timing of closing the Ophir Optronics acquisition, the company’s expectation of generating cash in the third quarter of 2011 and having more than sufficient cash to finance the Ophir acquisition, the expected impact on Newport’s financial results of the High Q Technologies and Ophir Optronics acquisitions, including increased revenue and immediate accretion, Newport’s expected sales in the third and fourth quarters of 2011 and for the full year of 2011, and its expectation of strong business and operating metrics in the second half of 2011 and strong financial results in the future. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Assumptions relating to the foregoing involve judgments and risks with respect to, among other things, Newport’s ability to successfully complete the acquisition and integration of Ophir Optronics and High Q Technologies and achieve the expected benefits therefrom; the strength of business conditions in the industries Newport serves, particularly the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to its targeted end markets, particularly the life and health sciences market; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; Newport’s ability to meet increasing demand with its current cost structure; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Certain of these judgments and risks are discussed in more detail in Newport’s Form 10-K for the year ended January 1, 2011. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

Newport Corporation

Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
(In thousands, except per share amounts)	2011	2010	2011	2010
Net sales	$130,132	$114,600	$258,543	$221,750
Cost of sales	70,460	64,907	140,995	129,019

Gross profit	59,672	49,693	117,548	92,731

Selling, general and administrative expenses	32,739	29,119	63,212	55,217
Research and development expense	10,196	9,390	20,633	18,861

Operating income	16,737	11,184	33,703	18,653

Foreign currency translation gain from dissolution of subsidiary	—	—	7,198	—
Interest and other expense, net	(1,624)	(2,005)	(4,029)	(3,842)

Income before income taxes	15,113	9,179	36,872	14,811

Income tax provision	1,191	900	2,191	1,478

Net income	$13,922	$8,279	$34,681	$13,333

Net income per share:
Basic	$0.37	$0.23	$0.93	$0.36
Diluted	$0.36	$0.22	$0.89	$0.36

Shares used in the computation of net income per share:
Basic	37,477	36,691	37,241	36,529
Diluted	38,788	37,586	38,812	37,504

Other operating data:
New orders received during the period	$143,697	$125,549	$273,419	$250,182
Backlog at the end of period scheduled to ship within 12 months			$128,775	$124,499

Newport Corporation

Supplemental Non-GAAP Measures

(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Net income:
Net income - GAAP	$13,922	$8,279	$34,681	$13,333
Foreign currency translation gain from dissolution of subsidiary	—	—	(7,198)	—
Acquisition-related costs	2,095	—	2,339	—
Loss (gain) related to sale of businesses	(619)	811	(619)	811
Income tax provision on non-GAAP adjustments	(79)	(79)	(96)	(79)

Non-GAAP net income	$15,319	$9,011	$29,107	$14,065

Net income per diluted share:
Net income - GAAP	$0.36	$0.22	$0.89	$0.36
Total non-GAAP adjustments	0.03	0.02	(0.14)	0.02

Non-GAAP net income per diluted share	$0.39	$0.24	$0.75	$0.38

Newport Corporation

Consolidated Balance Sheets

(Unaudited)

	July 2,	January 1,
(In thousands)	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$116,651	$90,992
Marketable securities	97,580	109,192
Accounts receivable, net	87,152	84,238
Notes receivable, net	2,884	3,313
Inventories, net	95,464	84,508
Deferred income taxes	9,396	9,424
Prepaid expenses and other current assets	12,131	10,362

Total current assets	421,258	392,029
Property and equipment, net	46,206	46,160
Goodwill	69,322	69,322
Deferred income taxes	2,532	3,493
Intangible assets, net	23,478	24,990
Investments and other assets	19,661	20,396

	$582,457	$556,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$133,543	$12,468
Accounts payable	25,444	31,691
Accrued payroll and related expenses	25,226	30,804
Accrued expenses and other current liabilities	30,882	28,416

Total current liabilities	215,095	103,379
Long-term debt, net of debt discount	2,474	122,042
Obligations under capital leases, less current portion	954	979
Accrued pension liabilities	14,794	13,279
Other liabilities	20,311	21,252

Stockholders’ equity	328,829	295,459

	$582,457	$556,390